Exhibit T3A.26

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49 PM 03/09/2007
FILED 03:14 PM 03/09/2007
SRV 070301804 — 4314563 FILE
CERTIFICATE OF INCORPORATION
OF
CIT REAL ESTATE HOLDING CORPORATION
* * * * *
     1. The name of the corporation is: CIT Real Estate Holding Corporation.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).
     4. The total number of shares of stock which the corporation is authorized to issue is: One Thousand (1,000) shares and the par value of each of such shares is: One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).
     5. The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
Eric S. Mandelbaum	c/o CIT Group Inc.,
1 CIT Drive, Livingston, NJ 07039
     6. The personal liability of the Directors of this Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     7. This Corporation, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify each person who is or was an Officer or Director of this Corporation and each person who serves or served as an Officer or Director of any other corporation, partnership, joint venture, trust or other enterprise at the request of this Corporation and may indemnify any and all other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
     8. Election of Directors of this Corporation need not be by written ballot.
     9. The Board of Directors of this Corporation shall have the power to adopt, amend or repeal By-laws of this Corporation, subject to the power of the stockholders of this Corporation to adopt By-laws and to amend or repeal By-laws adopted by the Board of Directors.
     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of March, 2007.

/s/ Eric S. Mandelbaum
Eric S. Mandelbaum
Sole Incorporator